FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

SIMPLICITY BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Covina, CA – November 3, 2014. Simplicity Bancorp, Inc. (the “Company”) (Nasdaq: SMPL), the holding company for Simplicity Bank (the “Bank”), reported net income of $1.1 million, or $0.15 per diluted share for the quarter ended September 30, 2014, which remained relatively unchanged compared to net income of $1.1 million, or $0.15 per diluted share for the same period last year.  While net income remained relatively stable, net interest income decreased and income tax expense increased, which were nearly offset by a reversal in provision for loan losses and a decrease in noninterest expense. Included in noninterest expense were approximately $415,000 in expenses related to the recently announced proposed merger with HomeStreet Bank. Excluding these expenses, net income would have totaled $1.4 million, or $0.21 per diluted share for the quarter ended September 30, 2014.

“We are very excited about the opportunity to merge with HomeStreet Bank and believe the combined organization can offer expanded products and services and increased community involvement," said Dustin Luton, President and Chief Executive Officer of Simplicity Bancorp, Inc. "Additionally, we continue to see marked improvement in asset quality ratios resulting from the Bank’s continued efforts to identify and resolve problem loans. This improvement along with recoveries allowed for a reversal of $350,000 in provision for loan losses during the current quarter."
Net interest income decreased $260,000, or 3.9%, to $6.4 million for the quarter ended September 30, 2014 from $6.7 million for the quarter ended September 30, 2013. Net interest margin declined to 3.05% for the quarter ended September 30, 2014 from 3.28% for the quarter ended September 30, 2013.  The decrease in the net interest margin was primarily due to a decline in the average yield on loans as a result of the low interest rate environment and a higher average balance of borrowings, offset in part by the increase in the average yield on securities available-for-sale and FHLB stock when compared to the same period last year.
Noninterest expense decreased $192,000, or 3.1%, to $6.1 million for the quarter ended September 30, 2014 as compared to $6.3 million for the quarter ended September 30, 2013.  The decrease was primarily due to decreases in other operating expense, advertising and promotional expenses, ATM expense, salaries and benefits expense and a gain on sale of a real estate owned property, partially offset by increases in professional services expense and legal fees related to the merger.

Income tax expense increased $286,000, or 42.3%, to $962,000 for the quarter ended September 30, 2014 as compared to $676,000 for the quarter ended September 30, 2013. This increase was primarily the result of higher pretax income and non-deductible professional services and legal fees associated with the merger transaction for the quarter ended September 30, 2014.

Delinquent loans 60 days or more decreased to $248,000 or 0.04% of total loans at September 30, 2014 as compared to $1.1 million, or 0.16% of total loans at June 30, 2014. Non-performing loans decreased to $7.1 million, or 1.02% of total loans at September 30, 2014 as compared to $7.6 million, or 1.06% of total loans at June 30, 2014. The decrease in delinquent loans 60 days or more and non-performing loans as compared to June 30, 2014 was primarily attributable to pay-offs, a loan brought current, and a loan transferred to real estate owned during the quarter ended September 30, 2014. The allowance for loan losses to non-performing loans was 60.86% at September 30, 2014 as compared to 59.88% at June 30, 2014. The increase in the allowance for loan losses to non-performing loans was a result of the decrease in non-performing loans, partially offset by a decrease in the allowance for loan losses for the quarter ended September 30, 2014.

During the quarter ended September 30, 2014, a $350,000 reversal of provision for loan losses was recorded as compared to no provision for loan losses for the quarter ended September 30, 2013. The improvement in the provision was primarily a result of continued improving asset quality evidenced by declining delinquency ratios and a lower level of criticized and non-performing loans during the quarter ended September 30, 2014 compared to the same period last year. The provisions reflected management's continuing assessment of the credit quality of the Company's loan portfolio, which is affected by various trends, including current economic conditions.

Total assets decreased to $863.4 million, or 1.8%, at September 30, 2014 from $879.2 million at June 30, 2014 due primarily to decreases in gross loans receivable and securities available-for-sale, partially offset by an increase in cash and cash equivalents. Gross loans receivable combined with loans held for sale decreased by $23.1 million, or 3.2%, to $700.9 million at September 30, 2014 from $724.0 million at June 30, 2014. The decrease was primarily attributable to loan principal repayments and payoffs, offset in part by organic growth in automobile loans. Securities available-for-sale decreased to $54.0 million at September 30,

2014 from $56.9 million at June 30, 2014 due primarily to principal repayments of existing securities. Cash and cash equivalents increased to $79.1 million at September 30, 2014 from $69.3 million at June 30, 2014 due primarily to principal repayments of loans and securities.

Total deposits increased $3.7 million, or 0.6%, to $656.5 million at September 30, 2014 from $652.8 million at June 30, 2014. The increase was primarily attributable to an increase in interest-bearing checking deposits of $23.0 million, offset by decreases in money market accounts of $8.6 million, noninterest-bearing demand deposits of $6.5 million, saving accounts of $2.4 million, and certificates of deposit of $1.7 million. The change in deposit mix was consistent with the Company's strategic decision to promote interest-bearing checking deposits with enhanced features to attract relationship customers in our target markets. The decreases in noninterest-bearing demand deposits and saving accounts were due to the timing of customer payroll deposits as compared to June 30, 2014. FHLB advances decreased to $65.0 million at September 30, 2014 as compared to $85.0 million at June 30, 2014 due to a scheduled maturity. The weighted average cost of FHLB advances was 1.79% at September 30, 2014 compared to 1.57% at June 30, 2014.

Total stockholders’ equity represented 15.93% of total assets and increased to $137.5 million at September 30, 2014 from $136.9 million at June 30, 2014. The increase in stockholders’ equity was primarily attributable to $1.1 million in net income, partially offset by cash dividends paid of $634,000. For the quarter ended September 30, 2014, the Company did not repurchase any shares. At September 30, 2014, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Forward-Looking Statements

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Simplicity Bank’s market area; adverse changes in general economic conditions, either nationally or in Simplicity Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Simplicity Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT
The merger will require the approval of Simplicity’s stockholders, and the issuance of shares comprising the merger consideration will require the approval of HomeStreet’s shareholders. This press release is not a recommendation in favor of a vote on the transaction or on the issuance of shares in the transaction, nor is it a solicitation of proxies in connection with any such vote. HomeStreet and Simplicity will file a joint proxy statement and other relevant documents with the SEC in connection with the merger. The parties also will apply for registration of the HomeStreet shares to be issued in the transaction following a fairness hearing to be convened by the Commissioner of the California Department of Business Oversight. Details about the fairness hearing, including a formal notice of the hearing, will be published and made available to Simplicity stockholders in accordance with Section 25142 of the California Corporations Code.
SHAREHOLDERS OF SIMPLICITY AND HOMESTREET ARE ADVISED TO READ THE JOINT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS THE FAIRNESS HEARING NOTICE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AND THE CALIFORNIA DEPARTMENT OF BUSINESS OVERSIGHT, IN ADDITION TO ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The joint proxy statement, fairness hearing notice, and other relevant materials (when they become available), and any other documents filed with or furnished to the SEC by HomeStreet or Simplicity with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of these documents by contacting the Corporate Secretary of HomeStreet at 800-654-1075 or the Corporate Secretary of Simplicity at 800-524-2274.

Simplicity and HomeStreet and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Simplicity and HomeStreet in connection with the proposed Company Merger and the issuance of shares of HomeStreet’s common stock in connection therewith. Information about the directors and executive officers of Simplicity is set forth in the proxy statement for Simplicity’s 2014 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on September 18, 2014. Information about the directors and executive officers of HomeStreet is set forth in the proxy statement for HomeStreet’s 2014 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on April 15, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement regarding the proposed Company Merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
September 30, 2014
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	September 30, 2014	June 30, 2014
Total assets	$863,351	$879,188
Gross loans receivable	697,813	720,330
Allowance for loan losses	(4,330)	(4,580)
Loans held for sale	3,116	3,687
Cash and cash equivalents	79,101	69,253
Securities available-for-sale, at fair value	54,029	56,883
Total deposits	656,542	652,823
Borrowings	65,000	85,000
Total stockholders’ equity	137,541	136,886
Equity to total assets	15.93%	15.57%
Asset Quality Ratios:
Delinquent loans 60 days or more to total loans	0.04%	0.16%
Non-performing loans to total loans	1.02%	1.06%
Non-performing assets to total assets	0.86%	0.90%
Net (recovery) charge-offs to average loans outstanding	(0.06)%	0.05%
Allowance for loan losses to total loans	0.62%	0.64%
Allowance for loan losses to non-performing loans	60.86%	59.88%

	Three Months Ended September 30,
Selected Operating Data and Ratios:	2014	2013
Interest income	$8,064	$8,294
Interest expense	(1,670)	(1,640)
Net interest income	6,394	6,654
Credit for loan losses	350	—
Net interest income after provision for loan losses	6,744	6,654
Noninterest income	1,390	1,459
Noninterest expense	(6,096)	(6,288)
Income before income tax expense	2,038	1,825
Income tax expense	(962)	(676)
Net income	$1,076	$1,149

Net income per share – basic and diluted	$0.15	$0.15
Return on average assets	0.49%	0.54%
Return on average equity	3.14%	3.18%
Net interest margin	3.05%	3.28%
Efficiency ratio	77.88%	77.34%

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
September 30, 2014
(Dollars in thousands)

	September 30, 2014	June 30, 2014
Non-accrual loans:
Real estate loans:
One-to-four family	$2,417	$2,481
Multi-family residential	760	781
Commercial	1,390	1,460
Other loans:
Automobile	—	2
Other	7	15
Troubled debt restructurings:
One-to-four family	2,541	2,909
Total non-accrual loans	7,115	7,648
Real estate owned and repossessed assets:
Real estate:
One-to-four family	306	284
Total non-performing assets	$7,421	$7,932
Total accruing troubled debt restructurings	$8,265	$9,569

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
September 30, 2014
Real estate loans:
One-to-four family	1	$214	—	$—	1	$214
Other loans:
Automobile	1	16	—	—	1	16
Other	5	15	2	3	7	18
Total loans	7	$245	2	$3	9	$248

June 30, 2014
Real estate loans:
One-to-four family	1	$409	1	$301	2	$710
Commercial	—	—	1	399	1	399
Other loans:
Automobile	1	15	1	2	2	17
Other	3	4	2	15	5	19
Total loans	5	$428	5	$717	10	$1,145